UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 10)1

Darden Restaurants, Inc.
(Name of Issuer)

Common Stock, no par value per share
(Title of Class of Securities)

237194105
(CUSIP Number)

JEFFREY C. SMITH
STARBOARD VALUE LP
830 Third Avenue, 3rd Floor
New York, New York 10022
(212) 845-7977

STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 2, 2014
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,200,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 8,200,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,795,467
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,795,467
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,795,467*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%
14	TYPE OF REPORTING PERSON CO

____________________
* Includes 269,139 Shares underlying call options exercisable within 60 days hereof.

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 409,516
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 409,516
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,516
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 224,202
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 224,202
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 224,202
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 224,202
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 224,202
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 224,202
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 224,202
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 224,202
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 224,202
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD LEADERS DELTA LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,272,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,272,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,272,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,272,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,272,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,272,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,272,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,272,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,272,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,272,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,272,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,272,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,200,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 8,200,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,200,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 8,200,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,200,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 8,200,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 237194105

1	NAME OF REPORTING PERSON JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 8,200,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 8,200,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON MARK R. MITCHELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 8,200,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 8,200,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 8,200,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 8,200,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,200,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON BRADLEY D. BLUM
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,250
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,250
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON CHARLES M. SONSTEBY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,500
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,500
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON ROBERT MOCK
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,318
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,318
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,318
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON CRAIG S. MILLER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON BETSY S. ATKINS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 200
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON MARGARET SHÂN ATKINS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 150
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 150
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON JEAN M. BIRCH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 250
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 250
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON JAMES P. FOGARTY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,990
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,990
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON CYNTHIA T. JAMISON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 205
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 205
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON WILLIAM H. LENEHAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,108
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,108
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON LIONEL L. NOWELL, III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 200
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

1	NAME OF REPORTING PERSON ALAN N. STILLMAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 100
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 237194105

The following constitutes Amendment No. 10 to the Schedule 13D filed by the undersigned (“Amendment No. 10”).  This Amendment No. 10 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP and Starboard Delta LLC and held in the Starboard Value LP Accounts were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.  The aggregate purchase price of the 1,526,328 Shares beneficially owned by Starboard V&O Fund is approximately $75,887,469, excluding brokerage commissions.  The aggregate purchase price of certain call options exercisable into 269,139 Shares beneficially owned by Starboard V&O Fund, as further described in Item 6 below, is approximately $11,222,827, excluding brokerage commissions.  The aggregate purchase price of the 409,516 Shares beneficially owned by Starboard S LLC is approximately $20,431,311, excluding brokerage commissions.  The aggregate purchase price of the 224,202 Shares beneficially owned by Starboard C LP is approximately $11,150,015, excluding brokerage commissions.  The aggregate purchase price of the 1,272,025 Shares beneficially owned by Starboard Delta LLC is approximately $63,994,632, excluding brokerage commissions.  The aggregate purchase price of the 4,498,790 Shares held in the Starboard Value LP Accounts is approximately $228,991,390, excluding brokerage commissions.

The Shares purchased by each of Messrs. Blum, Sonsteby, Mock, Miller, Fogarty, Lenehan, Nowell and Stillman and by each of Ms. Betsy Atkins, Ms. Shân Atkins and Misses Birch and Jamison, were purchased in the open market with personal funds.  The aggregate purchase price of the 1,250 Shares owned directly by Mr. Blum is approximately $61,304, including brokerage commissions.  The aggregate purchase price of the 2,500 Shares owned directly by Mr. Sonsteby is approximately $122,102, including brokerage commissions.  The aggregate purchase price of the 1,318 Shares owned directly by Mr. Mock is approximately $64,541, including brokerage commissions.  The aggregate purchase price of the 1,000 Shares owned directly by Mr. Miller is approximately $49,918, including brokerage commissions.  The aggregate purchase price of the 200 Shares owned directly by Ms. Betsy Atkins is approximately $10,108, including brokerage commissions.  The aggregate purchase price of the 150 Shares owned directly by Ms. Shân Atkins is approximately $7,545, including brokerage commissions.  The aggregate purchase price of the 250 Shares owned directly by Ms. Birch is approximately $12,397, including brokerage commissions. The aggregate purchase price of the 1,990 Shares owned directly by Mr. Fogarty is approximately $99,639, excluding brokerage commissions.   The aggregate purchase price of the 205 Shares owned directly by Ms. Jamison is approximately $10,225, excluding brokerage commissions.  The aggregate purchase price of the 1,108 Shares owned directly by Mr. Lenehan is approximately $55,086, including brokerage commissions. The aggregate purchase price of the 200 Shares owned directly by Mr. Nowell is approximately $10,029, including brokerage commissions. The aggregate purchase price of the 150 Shares owned directly by Mr. Stillman is approximately $4,997, including brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On June 2, 2014, Starboard Value LP publicly announced that it delivered a letter to the Board of Directors of the Issuer to withdraw its special meeting request that had been delivered to the Issuer’s Corporate Secretary on April 22, 2014.  The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

CUSIP No. 237194105

Item 5.	Interest in Securities of the Issuer.

Items 5(a) - 5(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 132,290,825 Shares outstanding, as of April 27, 2014, which is the total number of Shares outstanding as reported in the Issuer’s Preliminary Proxy Statement on Form PREC14A filed with the Securities and Exchange Commission on May 30, 2014.

A.	Starboard V&O Fund

(a)	As of the close of business on June 4, 2014, Starboard V&O Fund beneficially owned 1,795,467 Shares, including 269,139 Shares underlying certain call options.

Percentage: Approximately 1.4%

(b)	1. Sole power to vote or direct vote: 1,795,467
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,795,467
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard V&O Fund has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

B.	Starboard S LLC

(a)	As of the close of business on June 4, 2014, Starboard S LLC beneficially owned 409,516 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 409,516
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 409,516
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard S LLC has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

C.	Starboard C LP

(a)	As of the close of business on June 4, 2014, Starboard C LP beneficially owned 224,202 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 224,202
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 224,202
4. Shared power to dispose or direct the disposition: 0

CUSIP No. 237194105

(c)	Starboard C LP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

D.	Starboard R LP

(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 224,202 shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 224,202
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 224,202
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

E.	Starboard R GP

(a)	Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 224,202 shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 224,202
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 224,202
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

F.	Starboard Delta LLC

(a)	As of the close of business on June 4, 2014, Starboard Delta LLC beneficially owned 1,272,025 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,272,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,272,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Delta LLC has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

CUSIP No. 237194105

G.	Starboard Leaders Fund

(a)	Starboard Leaders Fund, as a member of Starboard Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Starboard Delta LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,272,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,272,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

H.	Starboard A LP

(a)
Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Starboard Delta LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,272,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,272,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

I.	Starboard A GP

(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Starboard Delta LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,272,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,272,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

J.	Starboard Value LP

(a)
As of the close of business on June 4, 2014, 4,498,790 Shares were held in the Starboard Value LP Accounts.  Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard Delta LLC and the Starboard Value LP Accounts and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 1,795,467 Shares owned by Starboard V&O Fund, (ii) 409,516 Shares owned by Starboard S LLC, (iii) 224,202 Shares owned by Starboard C LP, (iv) 1,272,025 Shares owned by Starboard Delta LLC and (v) 4,498,790 Shares held in the Starboard Value LP Accounts.

CUSIP No. 237194105

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,200,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,200,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value LP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

K.	Starboard Value GP

(a)
Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 1,795,467 Shares owned by Starboard V&O Fund, (ii) 409,516 Shares owned by Starboard S LLC, (iii) 224,202 Shares owned by Starboard C LP, (iv) 1,272,025 Shares owned by Starboard Delta LLC and (v) 4,498,790 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,200,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,200,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

L.	Principal Co

(a)
Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 1,795,467 Shares owned by Starboard V&O Fund, (ii) 409,516 Shares owned by Starboard S LLC, (iii) 224,202 Shares owned by Starboard C LP, (iv) 1,272,025 Shares owned by Starboard Delta LLC and (v) 4,498,790 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,200,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,200,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

CUSIP No. 237194105

M.	Principal GP

(a)
Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 1,795,467 Shares owned by Starboard V&O Fund, (ii) 409,516 Shares owned by Starboard S LLC, (iii) 224,202 Shares owned by Starboard C LP, (iv) 1,272,025 Shares owned by Starboard Delta LLC and (v) 4,498,790 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 8,200,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 8,200,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

N.	Messrs. Smith, Mitchell and Feld

(a)
Each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 1,795,467 Shares owned by Starboard V&O Fund, (ii) 409,516 Shares owned by Starboard S LLC, (iii) 224,202 Shares owned by Starboard C LP, (iv) 1,272,025 Shares owned by Starboard Delta LLC and (v) 4,498,790 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 6.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,200,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,200,000

(c)	None of Messrs. Smith, Mitchell or Feld has entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

O.	Mr. Blum

(a)	As of the close of business on June 4, 2014, Mr. Blum directly owned 1,250 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,250
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,250
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Blum since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP No. 237194105

P.	Mr. Sonsteby

(a)	As of the close of business on June 4, 2014, Mr. Sonsteby directly owned 2,500 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,500
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,500
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Sonsteby since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Q.	Mr. Mock

(a)	As of the close of business on June 4, 2014, Mr. Mock directly owned 1,318 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,318
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,318
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Mock has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

R.	Mr. Miller

(a)	As of the close of business on June 4, 2014, Mr. Miller directly owned 1,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,000
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Miller has not entered into any transactions in the Shares since the filing of Amendment No. 9 to the Schedule 13D.

S.	Ms. Betsy Atkins

(a)	As of the close of business on June 4, 2014, Ms. Betsy Atkins directly owned 200 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 200
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 200
4. Shared power to dispose or direct the disposition: 0

CUSIP No. 237194105

(c)	The transactions in the Shares by Ms. Betsy Atkins since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

T.	Ms. Shân Atkins

(a)	As of the close of business on June 4, 2014, Ms. Shân Atkins directly owned 150 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 150
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 150
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Ms. Shân Atkins since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

U.	Ms. Birch

(a)	As of the close of business on June 4, 2014, Ms. Birch directly owned 250 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 250
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 250
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Ms. Birch since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

V.           Mr. Fogarty

(a)	As of the close of business on June 4, 2014, Mr. Fogarty directly owned 1,990 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,990
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,990
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Fogarty since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

W.	Ms. Jamison

(a)	As of the close of business on June 3, 2014, Ms. Jamison directly owned 205 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 205
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 205
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Ms. Jamison since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

X.	Mr. Lenehan

(a)	As of the close of business on June 4, 2014, Mr. Lenehan directly owned 1,108 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,108
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Lenehan since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Y.           Mr. Nowell

(a)	As of the close of business on June 4, 2014, Mr. Nowell directly owned 200 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 200
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 200
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Nowell since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Z.	Mr. Stillman

(a)	As of the close of business on June 4, 2014, Mr. Stillman directly owned 100 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 100
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 100
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Mr. Stillman since the filing of Amendment No. 9 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his, her or its pecuniary interest therein.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Press Release, issued on June 2, 2014.

CUSIP No. 237194105

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 4, 2014

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP
       its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
       its general partner

STARBOARD LEADERS DELTA LLC
By: Starboard Value A LP,
      its managing member

STARBOARD  LEADERS FUND LP
By: Starboard Value A LP
       its general partner

STARBOARD VALUE A LP
By: Starboard Value A GP LLC,
      its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
       its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
       its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock, Craig S. Miller, Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III and Alan N. Stillman

CUSIP No. 237194105

SCHEDULE A

Transactions in the Shares Since the Filing of Amendment No. 9 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price Per Share	Date of Purchase/Sale

BRADLEY D. BLUM

Purchase of Common Stock	250	49.9180	05/27/2014

CHARLES M. SONSTEBY

Purchase of Common Stock	1,000	49.5799	05/22/2014

BETSY S. ATKINS

Purchase of Common Stock	200	50.1400	06/03/2014

MARGARET SHÂN ATKINS

Purchase of Common Stock	150	50.2370	05/28/2014

JEAN M. BIRCH

Purchase of Common Stock	250	49.5100	05/22/2014

CYNTHIA T. JAMISON

Purchase of Common Stock	205	49.8800	05/27/2014

JAMES P. FOGARTY

Purchase of Common Stock	1,990	50.0700	06/04/2014

WILLIAM H. LENEHAN

Purchase of Common Stock	405	49.4822	05/22/2014
Purchase of Common Stock	403	49.7360	05/23/2014
Purchase of Common Stock	300	49.9340	05/29/2014

LIONEL L. NOWELL, III

Purchase of Common Stock	200	50.1000	06/03/2014

ALAN N. STILLMAN

Purchase of Common Stock	100	49.9500	05/27/2014